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                                                                    EXHIBIT 23.5


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation of our report dated November 15, 2002, with respect to the combined balance sheets of Philips Speech Processing Telephony and Voice Control (a division of Royal Philips Electronics N.V.) as of December 31, 2001 and September 29, 2002 and the related combined statements of operations and comprehensive loss, changes in the net investment of the Philips Group, and cash flows for the year ended December 31, 2001 and the nine-month period ended September 29, 2002, which appear in the Current Report on Form 8-K/A of ScanSoft, Inc. dated March 24, 2003 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Accountants N.V.


Eindhoven, The Netherlands
October 14, 2003